UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 16, 2018

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On August 16, 2018, Enstar Group Limited (the “Company”), and certain of its subsidiaries, as borrowers and as guarantors, entered into a five year unsecured $600 million revolving credit agreement (the "Credit Agreement") with the lenders party thereto (the "Lenders"); National Australia Bank Limited (“NAB”) as administrative agent; NAB, Barclays Bank PLC (“Barclays”) and Wells Fargo Securities LLC as joint lead arrangers and joint bookrunners; Barclays and Wells Fargo Bank, National Association as syndication agents; and NAB as documentation agent.
The Credit Agreement provides for a five-year unsecured revolving credit facility (expiring in August 2023) pursuant to which the Company is permitted to borrow up to an aggregate of $600 million (the “Facility”), which is available to fund permitted acquisitions and for general corporate purposes. Pursuant to the Credit Agreement, the Company has the option to increase the commitments under the Facility up to an aggregate of $400 million from the existing Lenders or through the addition of one or more new lenders, subject to the terms of the agreement.
Borrowings under the Facility will bear interest at a rate based on the Company’s long term senior unsecured debt ratings (the “Debt Ratings”). Under the Credit Agreement, the Company will pay usual and customary commitment fees that vary based on the aggregate amount of loans outstanding and the Debt Ratings.
The Credit Agreement imposes various financial and business covenants on the Company and its subsidiaries, including certain limitations on mergers and consolidations, acquisitions, indebtedness and guarantees, restrictions as to dispositions of stock and assets, and limitations on liens. The Credit Agreement permits the Company to enter into guarantees in the ordinary course of its insurance business without prior approval.
During the existence of any event of default (as defined in the Credit Agreement), the administrative agent may, at the request of the required Lenders, terminate the commitments of the Lenders or declare all or a portion of outstanding amounts immediately due and payable. In the event of a payment default or at the request of the required Lenders during any event of default, interest would accrue on the unpaid amount from the due date up to the date of actual payment at a rate that is 2.0% higher than the interest rate then in effect. The Facility terminates and all amounts borrowed must be repaid on August 16, 2023, the fifth anniversary of the entry into the Facility.
Certain of the Lenders and other parties to the Credit Agreement, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its subsidiaries. Such Lenders and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services.
The foregoing description of the Credit Agreement is qualified by reference to the full text of the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.
Item 1.02. Termination of Material Definitive Agreement
In connection with its entry in the Credit Agreement described above, on August 17, 2018, the Company terminated the amended and restated revolving credit facility agreement dated August 5, 2016 (the "Prior Credit Agreement"), which provided for a $600 million unsecured revolving credit facility that originated on September 16, 2014 among the Company and certain of its subsidiaries, as borrowers and as guarantors; NAB, Barclays, Lloyds Bank plc ("Lloyds Bank") and SunTrust Bank ("SunTrust") as lenders; NAB, Barclays, Lloyds Bank and SunTrust Robinson Humphrey, Inc. as mandated lead arrangers; NAB as agent and Royal Bank of Canada.
For a complete description of the material terms of the Prior Credit Agreement, refer to Item 1.01 of the Company's Current Report on Form 8-K filed on August 11, 2016, which is incorporated by reference into this item 1.02.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The provisions of Item 1.01 of this Current Report on Form 8-K are incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits
Exhibits

Exhibit No.	Description

10.1
Revolving Credit Agreement, dated as of August 16, 2018, among Enstar Group Limited and certain of its subsidiaries, National Australia Bank Limited, Barclays Bank PLC, Wells Fargo Securities, LLC Wells Fargo Bank, National Association and each of the lenders party thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: August 21, 2018	By:	/s/ Guy Bowker
Guy Bowker
Chief Financial Officer